Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

Media Contacts

Michelle Guswiler

Senior Vice President

SIRVA, Inc.

+1 630.468.4760

Linda Schofield

Public Relations

Crown Worldwide Group

+44 7963 490890

SIRVA Signs Definitive Agreement to Sell its Business Services Division in UK and Ireland

Company Sharpens Focus on its Core Relocation and Moving Business

CHICAGO – March 14, 2006 – SIRVA, Inc. (NYSE: SIR) announced today that it has signed a definitive agreement with Crown Worldwide Holdings Ltd. to sell its Business Services Division in the UK and Ireland which includes its UK Records Management business, GB Nationwide Crate Hire business and the Irish Security Archives unit for total cash consideration of approximately £50 million ($87 million). The transaction is subject to customary closing conditions, including the consent of lenders under SIRVA Worldwide, Inc.’s credit facility, and is expected to be completed in the near term. Crown will acquire the stock of Irish Security Archives Ltd, and the assets of GB Nationwide and the Records Management Business of Pickfords. SIRVA, Inc. was advised by Lazard in this transaction.

Since 2004, SIRVA has been divesting non-strategic assets to allow for exclusive focus on its core Relocation and Moving Services businesses.

About Crown Worldwide Holdings Ltd.

Crown Records Management specializes in the management and storage of business information, from electronic and digital media to hard copy. Post acquisition, the Crown Group will manage circa 14

-more-

million records cartons in 46 countries, operating from over 140 worldwide locations and serving approximately 10,000 clients.

The Crown Worldwide Group is privately held and headquartered in Hong Kong. The Crown Relocations division provides global employee relocation services for corporations, private clients, public sector & diplomats. The Crown Logistics division provides other specialized commercial import/export, freight forwarding and distribution services. For more information, visit www.crownworldwide.com.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s Web site at www.sirva.com.

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